Exhibit 10.3

January 18, 2015

Michael du Toit

Dear Michael,

On behalf of Everyday Health, Inc. (the “Company”), I am pleased to offer you the full-time position of President, reporting to Ben Wolin. The terms of your employment relationship with the Company will be set forth below.

Cash Compensation: Your start date is expected to be February 2, 2015, but the actual start date may change upon mutual agreement of the parties. During calendar year 2015, your annual base salary will be four hundred thousand dollars ($400,000) and during calendar year 2016, your annual base salary will be four hundred and twenty five thousand dollars ($425,000). You are an exempt employee and therefore not eligible to receive overtime pay. Company employees are paid semi-monthly on the 15th and end of the month. The Company shall also pay you a “sign-on” bonus in the amount of $200,000, payable by February 15, 2015.

You are eligible to receive an annual performance bonus, and the target for this annual performance bonus is 100% of your base salary (i.e. $400,000 for 2015). For calendar year 2015 and 2016, the bonus structure will be as follows: (i) 50% will be based on the Company’s total 2015 and 2016 revenue, as applicable, measured against the Board-approved revenue goal for the relevant year; and (ii) 50% will be based on the Company’s total 2015 and 2016 adjusted EBITDA, as applicable, measured against the Board-approved adjusted EBITDA goal for the relevant year. The calculation of the final performance bonus payout amounts based on the Company’s revenue and adjusted EBITDA relative to the Board-approved goals (e.g. tiered payouts based on actual performance relative to goal) shall be consistent with the structure approved by the Company’s Compensation Committee for the other senior executives. Annual bonuses are paid by the Company in the latter half of the first calendar quarter, following completion of the annual audit for the prior calendar year. Notwithstanding the foregoing, the Company will guarantee 25% of your 2015 bonus target (i.e. $100,000) regardless of the Company’s financial performance. The Board-approved revenue and adjusted EBITDA goals are subject to appropriate pro forma adjustment in the event of acquisition or other similar corporate events during the course of the year.

Employee Benefits: You will be eligible for the benefits package that the Company offers to its regular, full time employees, subject to the terms and conditions of the applicable benefits plan. These benefits include participation in the Company’s 401k plan and the Company’s Employee Stock Purchase Plan (ESPP). The details of this package have been, or will be, sent to you electronically.

Equity Compensation: In connection with your hiring you will receive a grant of 110,000 restricted stock units (RSUs) pursuant to the Company’s 2014 Equity Incentive Plan. Twenty

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percent of the RSUs subject to this award (i.e. 22,000 RSUs) will vest on November 15, 2015; forty percent of the RSUs subject to this award (i.e. 44,000 RSUs) will vest on November 15, 2016; and forty percent of the RSUs subject to this award (i.e. 44,000 RSUs) will vest on November 15, 2017.

In addition to the RSU award described in the preceding paragraph, you shall receive a grant of 40,000 RSUs in the first quarter of 2015. The vesting of this award shall be linked to the Company’s 2015 financial performance as follows: (i) 10,000 of such RSUs shall vest on March 31, 2016 if, and only if, the Company’s total revenue for 2015 (based on the Company’s annual audit) equals or exceeds the Board-approved revenue goal for 2015; (ii) 10,000 of such RSUs shall vest on March 31, 2016 if, and only if, the Company’s total adjusted EBITDA for 2015 (based on the Company’s annual audit) equals or exceeds the Board-approved adjusted EBITDA goal for 2015; (iii) 10,000 of such RSUs shall vest on March 31, 2016 if, and only if, the Company’s total revenue for 2015 (based on the Company’s annual audit) equals or exceeds 102.5% of the Board-approved revenue goal for 2015; and (iv) 10,000 of such RSUs shall vest on March 31, 2016 if, and only if, the Company’s total adjusted EBITDA for 2015 (based on the Company’s annual audit) equals or exceeds 102.5% of the Board-approved adjusted EBITDA goal for 2015; provided, however, that in the case of (iii) and (iv) above, in the event that the Company’s total revenue or adjusted EBITDA falls between the Board-approved target and 102.5% of the Board-approved target, then a proportionate share of the relevant RSUs shall vest. By way of example, if the total revenue for 2015 falls halfway between the Board-approved target and 102.5% of the Board-approved target, then 5,000 RSUs shall vest under (iii) above.

Similarly, you shall receive a grant of 40,000 RSUs in the first quarter of 2016. The vesting of this award shall be linked to the Company’s 2016 financial performance as follows: (i) 10,000 of such RSUs shall vest on March 31, 2017 if, and only if, the Company’s total revenue for 2016 (based on the Company’s annual audit) equals or exceeds the Board-approved revenue goal for 2016; (ii) 10,000 of such RSUs shall vest on March 31, 2017 if, and only if, the Company’s total adjusted EBITDA for 2016 (based on the Company’s annual audit) equals or exceeds the Board-approved adjusted EBITDA goal for 2016; (iii) 10,000 of such RSUs shall vest on March 31, 2017 if, and only if, the Company’s total revenue for 2016 (based on the Company’s annual audit) equals or exceeds 102.5% of the Board-approved revenue goal for 2016; and (iv) 10,000 of such RSUs shall vest on March 31, 2017 if, and only if, the Company’s total adjusted EBITDA for 2016 (based on the Company’s annual audit) equals or exceeds 102.5% of the Board-approved adjusted EBITDA goal for 2016; provided, however, that in the case of (iii) and (iv) above, in the event that the Company’s total revenue or adjusted EBITDA falls between the Board-approved target and 102.5% of the Board-approved target, then a proportionate share of the relevant RSUs shall vest. By way of example, if the total revenue for 2016 falls halfway between the Board-approved target and 102.5% of the Board-approved target, then 5,000 RSUs shall vest under (iii) above.

As with the annual bonus calculation described above, the Board-approved revenue and adjusted EBITDA goals are subject to appropriate pro forma adjustment in the event of acquisition or other similar corporate events during the course of the year.

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With respect to all the RSU awards detailed above, if you remain in continuous service at the time of a “Corporate Transaction” (as defined in the 2014 Equity Incentive Plan), 50% of the then-unvested RSUs will become vested and exercisable as of immediately prior to the closing of such transaction. Beginning in 2017, you shall be eligible to receive additional equity-based awards like other senior executives of the Company, subject to the final approval of the Company’s Compensation Committee. Historically, such awards have been granted in the first calendar quarter of the year in connections with the Company’s annual employee performance review process.

Severance: If the Company terminates your employment without Cause (as defined below), and other than as a result of your death or disability, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), then subject to your obligations below, the Company will pay to you, as severance, an amount equal to (i) twelve (12) months of your then-current base salary and (ii) your annual performance bonus target amount (collectively, the “Severance Benefits”). In addition, you will receive the Severance Benefits if you resign from employment with the Company for “Good Reason” within ten (10) days after the occurrence of one of the events specified in the definition of Good Reason, by giving notice that you intend to terminate your employment for Good Reason on the thirtieth (30) day following the Company’s receipt of your notice, if the Company has not cured the event that gives rise to Good Reason before the end of such thirty (30) day period. The Severance Benefits are conditional upon (a) your continuing to comply with your obligations under your Agreement to Protect Information, Assign Inventions, and Prevent Unfair Competition and Unfair Solicitation (the “Confidentiality Agreement”) during the period of time in which you are receiving the Severance Benefits and (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 30 days following your termination date. The Severance Benefits will be paid on the Company’s regular payroll schedule over the 12 month period immediately following your termination date, and will be subject to applicable tax withholdings; provided, however, that no payments will be made prior to the 30th day following your termination date. In addition to the Severance Benefits, in the event of a termination without Cause by the Company or your termination of employment for Good Reason, any remaining unvested RSUs that were part of the initial grant of 110,000 time-based RSUs referenced above shall be vested as of the employment termination date.

For purposes of this Agreement, “Cause” means (A) your conviction (including a guilty plea or a no contest plea) of a felony, or of any other crime involving fraud, dishonesty or moral turpitude; (B) your attempted commission of or participation in a fraud or act of material dishonesty against the Company; (C) your material breach of any written agreement between you and the Company (including but not limited to your Confidentiality Agreement); or (D) your refusal to follow a clear and lawful directive of the Chief Executive Officer or Board of Directors or your habitual neglect of your duties, provided that if Cause is based on the occurrence of an event specified in (D) above, the Company will give you written notice that the Company intends to terminate your employment for Cause on the thirtieth (30th) day following your receipt of the Company’s notice, if you have not cured the circumstances constituting Cause before the end of such thirty (30) day period.. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without your prior written consent: (i) a reduction by the Company in your base

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salary or target bonus; (ii) the assignment to you of any duties or responsibilities which result in the material diminution of your then current position; or (iii) relocation of your principal place of business more than fifty (50) miles from its current location.

It is intended that all of the Severance Benefits payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon separation from service set forth herein are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein.

Business Expenses: All approved business expenses will be reimbursed, following submission of an approved expense report approved by your manager. During the time your primary residence is in the Philadelphia, Pennsylvania area, the Company will provide you with housing in Manhattan (either access to a residence that is rented by the Company or reimbursement of hotel accommodations) for use during the business week and other business uses. The tax treatment for such housing allowance, and any public disclosure in the Company’s securities filings, shall be consistent with applicable tax and securities laws.

Non-Disclosure and Developments Agreement: Like all Company employees, you will be required to sign the Company’s standard “Agreement to Protect Information, Assign Inventions, and Prevent Unfair Competition and Unfair Solicitation” as a condition of employment. In addition, you will be required to abide by the Company’s strict policy that prohibits any new employee from using or bringing with him or her from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer.

At-Will Employment: This letter does not constitute a guarantee of employment or an employment contract for any specified period of time. You will be an employee-at-will, meaning that either you or the Company may terminate your employment relationship at any time, without notice, for any reason or no reason.

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Federal Immigration Law: For purposes of federal immigration law, you are required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Documentation must be provided to us within three (3) business days of your commencement date, or our employment relationship with you may be terminated.

We are pleased that you are joining our team to work with us to help the Company reach its full potential. Please confirm your acceptance of this offer by signing and emailing one copy of this letter to me at ashapiro@everydayhealthinc.com. If you have any questions, please feel free to contact me at (646)-728-9715.

Sincerely,

/s/ Alan Shapiro
Alan Shapiro
EVP, General Counsel

The foregoing terms and conditions are hereby accepted:

Employee Signature:	/s/ Michael du Toit

Name:	Michael du Toit

Date:	January 18, 2015
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